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                                                                   EXHIBIT 2.A.2


                    SECOND AMENDMENT TO TRANSACTION AGREEMENT

         This SECOND AMENDMENT TO TRANSACTION AGREEMENT (this "AMENDMENT") is made this 22 day of February 2001 between East Coast Power Holding Company L.L.C., a Delaware limited liability company ("SELLER"), ECTMI Trutta Holdings LP, a Delaware limited partnership ("TRUTTA"), Enron Corp., an Oregon corporation ("ENRON"), Mesquite Investors, L.L.C., a Delaware limited liability company ("BUYER"), and El Paso Corporation, a Delaware corporation formerly known as El Paso Energy Corporation ("EL PASO"). Capitalized terms used, but not defined, herein shall have the meaning set forth in the Agreement (defined below).

         A. The parties hereto have entered into that certain Transaction Agreement dated December 18, 2000, as amended by that certain Amendment to Transaction Agreement dated as of January 22, 2001 (as amended, the "AGREEMENT"), pursuant to which, among other things, Buyer shall acquire a 98.01% Sharing Ratio of the Company, Buyer Affiliate shall acquire a 0.99% Sharing Ratio of the Company and Seller shall have its interests in the Company reduced to a 1.0% Sharing Ratio, all on the terms and subject to the conditions set forth in the Agreement.

         B. The parties hereby desire to amend certain of the terms and conditions of the Agreement as provided herein.

         NOW, THEREFORE, for good and valuable consideration, the parties hereby amend the Agreement as follows:

                                    AGREEMENT

         1. LLC AGREEMENT. The agreement attached as Annex 2.01-B to the Agreement is hereby deleted in its entirety and replaced with that certain Third Amended and Restated Limited Liability Company Agreement in the form attached hereto as Exhibit A.

         2. INITIAL CLOSING SHARING RATIOS. The references to 44.28% in Recital E and Section 2.01 to the Agreement are hereby deleted and replaced with 45.53%. The references to 44.82% in Recital E and Section 2.01 to the Agreement are hereby deleted and replaced with 43.57%.

         3. CASH CONTRIBUTION AMOUNT. The definition of "Cash Contribution Amount" provided in Section 1.01 to the Agreement is hereby deleted in its entirety and replaced with the following: "CASH CONTRIBUTION AMOUNT" means $22,650,000.00.

         4. SELLER'S MEMBERSHIP INTEREST VALUE. The following definition is hereby added to Section 1.01 of the Agreement:


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         "SELLER'S MEMBERSHIP INTEREST VALUE" means value of the consideration to be received by Seller in exchange for its Membership Interests at the Second Closing, which consists of both the cash to be paid pursuant to Section 2.02(a)(ii) and the present value as of the Second Closing Date of the net payments under the Swap Agreement to be delivered to Seller under Section 2.02(a)(i), determined using an annual discount rate of 8.5%. For the purpose of allocating the Swap Agreements between Seller's Membership Interests and the Company Subordinated Notes, the value of the Swap Agreements to be allocated to the Company Subordinated Notes shall equal $157,900,000 plus 51% of the accrued and unpaid interest thereon to the Second Closing Date.

         5. CAPITAL ACCOUNT AND SALES PRICE AFFIRMATION. Section 5.09 to the Agreement is hereby deleted in its entirety and replaced with the following:

                  "SECTION 5.09 CAPITAL ACCOUNT AND SALES PRICE AFFIRMATION. Buyer and Seller agree that, immediately prior to the Initial Closing, they will execute a certificate setting forth their respective Capital Accounts (as defined in the LLC Agreement) with respect to their Membership Interests in the Company immediately prior to the Initial Closing. Buyer and Seller agree that such Capital Accounts shall be valued using the Seller's Membership Interest Value. Seller will further certify, as of the Second Closing, the amount to be realized by it on the disposition of its Membership Interests pursuant to Section
         2.02 of this Agreement, which will also be valued in accordance with the definition of Seller's Membership Interest Value."

         6. DELETION OF SECTION 6.01(g). Section 6.01(g) to the Agreement is hereby deleted in its entirety.

         7. AMENDMENT TO SECTION 6.02(g). Section 6.02(g) to the Agreement is hereby deleted in its entirely and replaced with the following:

                  "(g) Seller shall have delivered to Buyer and El Paso a written representation dated as of the Initial Closing and the Second Closing to the effect that, to Seller's knowledge without inquiry, the execution, delivery and performance by Seller of this Agreement and performance of its obligations hereunder does not and will not (assuming the absence of any adverse federal, state or local tax consequences that may arise out of the transactions contemplated by the Agreement and assuming the absence of any consequences arising out of Sections 7.2 or 12 (or provisions related thereto) of the Amended and Restated Joint Venture Agreement for Cogen Technologies NJ Venture dated as of August 25, 1986 as amended or any other agreements related to Cogen Technologies NJ Venture or its Affiliates as a result of any such consequences) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any of the partnership or joint venture agreements governing Camden Cogen L.P., Cogen Technologies NJ Venture, or Cogen


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         Technologies Linden Venture, L.P. or any material loan agreement, indenture or other financing instrument (including any security agreements related thereto) to which any subsidiary of the Company is a party, except as would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole."

         8. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         9. COUNTERPARTS. This Amendment may be executed by one or more of the parties in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

         10. ENTIRE AGREEMENT. This Amendment shall constitute the entire agreement among the parties with respect to the subject hereof. All prior understandings, statements and agreements, whether written or oral, relating to the subject hereof are superceded by this Amendment, provided that all other terms and conditions of the Agreement not specifically amended hereby remain in full force and effect.

                         [SIGNATURES BEGIN ON NEXT PAGE]


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         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed individually or by their authorized representatives on the day and year first above written.


                               EAST COAST POWER HOLDING COMPANY L.L.C.

                               By:      Joint Energy Development
                                        Investments II Limited Partnership,
                                        its Managing Member

                               By:      Enron Capital Management II Limited
                                        Partnership, its General Partner

                               By:      Enron Capital II Corp., its General Partner

                                        By:      /s/ Bradley K. Alford
                                           -----------------------------------------
                                        Name:    Bradley K. Alford
                                        Title:   Attorney-in-Fact

                               ECTMI TRUTTA HOLDINGS LP

                               By:      Brook I LLC, general partner

                                        By:      /s/ Bradley K. Alford
                                           -----------------------------------------
                                        Name:    Bradley K. Alford
                                        Title:   Attorney-in-Fact

                               MESQUITE INVESTORS, L.L.C.

                               By:      /s/ D.T. Field
                                  --------------------------------------------------
                               Name:    D. T. Field
                               Title:   Attorney-in-Fact



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

                                 EL PASO CORPORATION

                                 By:      /s/ Thomas G. Kilgore
                                    --------------------------------------------------
                                 Name:    Thomas G. Kilgore
                                 Title:   Vice President

                                 ENRON CORP.

                                 By:      /s/ Ben F. Glissan, Jr.
                                    --------------------------------------------------
                                 Name:    Ben F. Glissan, Jr.
                                 Title:   Managing Director, Finance and Treasurer



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                                                                       EXHIBIT A


     FORM OF THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT